Exhibit (a)(4)

CHANGE IN THE REGISTRANT’S INDEPENDENT PUBLIC ACCOUNTANT

On February 25, 2021, the Board appointed, upon recommendation of the Audit Committee, Cohen & Company, Ltd. (“Cohen”) as the independent registered public accounting firm of the Trust for the fiscal year ending June 30, 2021.

Ernst & Young, LLP (“EY”) resigned as the independent registered public accounting firm of the Trust on March 2, 2021 subsequent to notification from the Audit Committee on February 25, 2021. EY’s report on the financial statements of the Trust for the past three fiscal years did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Trust’s three most recent fiscal years and through March 2, 2021, there were no (1) disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to EY’s satisfaction, would have caused it to make reference to that matter in connection with its report; or (2) “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Trust has requested that EY furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated August 27, 2021 is attached as Attachment A to this exhibit.

Ernst & Young LLP 221 E. 4th Street Suite 2900 Cincinnati, Ohio 45202	Tel: +01 513 612 1400 Fax: +01 513 612 1730 ey.com

August 27, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 13(a)(4) of Form N-CSR dated August 27, 2021, of the Dupree Mutual Funds, and have the following comments:

1.	We are in agreement with the statements contained in the second and third paragraphs of Item 13(a)(4).

2.	We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP